Filed Pursuant to Rule 433

Registration Statement No. 333-277223-01

Dated June 3, 2024

Baltimore Gas and Electric Company

$400,000,000 5.300% Notes Due 2034

$400,000,000 5.650% Notes Due 2054

Pricing Term Sheet

Issuer:	Baltimore Gas and Electric Company
Expected Ratings*:	A3 (Moody’s); A (S&P); A (Fitch)
Securities:	5.300% Notes due 2034	5.650% Notes due 2054
Trade Date:	June 3, 2024	June 3, 2024
Settlement Date**:	June 6, 2024 (T+3)	June 6, 2024 (T+3)
Principal Amount:	$400,000,000	$400,000,000
Maturity:	June 1, 2034	June 1, 2054
Coupon:	5.300%	5.650%
Benchmark Treasury:	4.375% due May 15, 2034	4.250% due February 15, 2054
Benchmark Treasury Price and Yield:	99-25+ / 4.400%	95-03+ / 4.552%
Spread to Benchmark Treasury:	93 basis points	110 basis points
Yield to Maturity:	5.330%	5.652%
Public Offering Price:	99.771% of the principal amount	99.972% of the principal amount
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2024	June 1 and December 1, commencing December 1, 2024
Optional Redemption Provisions:	At any time prior to March 1, 2034 (three months prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in each case, accrued	At any time prior to December 1, 2053 (six months prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in each

	and unpaid interest to the redemption date.	case, accrued and unpaid interest to the redemption date.

CUSIP:	059165 ER7	059165 ES5
ISIN:	US059165ER77	US059165ES50
Joint Book-Running Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc.	BNP Paribas Securities Corp. MUFG Securities Americas Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc.
	Credit Agricole Securities (USA) Inc.	Credit Agricole Securities (USA) Inc.
	RBC Capital Markets, LLC	RBC Capital Markets, LLC
Co-Managers:	Academy Securities, Inc. C.L. King & Associates, Inc. Guzman & Company Independence Point Securities LLC	Academy Securities, Inc. C.L. King & Associates, Inc. Guzman & Company Independence Point Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about June 6, 2024, which will be the third business day following the date of this term sheet (“T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet will be required, by virtue of the fact that the bonds initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp., at (800) 854-5674, MUFG Securities Americas Inc. at (877) 649-6848, PNC Capital Markets LLC at (855) 881-0697 or SMBC Nikko Securities America, Inc. at (888) 868-6856.